UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 29, 2022

Ritchie Bros. Auctioneers Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-13425	98-0626225
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

9500 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J0C6

(Address of principal executive offices) (Zip Code)

(778) 331-5500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares	RBA	New York Stock Exchange
Common Share Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On August 9, 2021, Ritchie Bros. UK Holdings Ltd, a company incorporated in England and Wales (the “Purchaser”) and an indirect wholly-owned subsidiary of Ritchie Bros. Auctioneers Incorporated (the “Company”), entered into a Sale and Purchase Agreement (the “SPA”) pursuant to which it agreed to purchase Euro Auctions Limited, William Keys & Sons Holdings Limited, Equipment & Plant Services Ltd and Equipment Sales Ltd (collectively, the “Group Companies”), each being private limited companies incorporated in Northern Ireland (the “Acquisition”). The Company guarantees the obligations of the Purchaser.

Under the terms of the SPA, the Purchaser would have acquired all of the outstanding shares of the Group Companies from their existing shareholders, being Gardrum Holdings Limited, Lynden Keys, Wendy Keys, Trevor Keys and Jolene Keys, for an enterprise value of £775 million (approximately US$1.08 billion).

On March 4, 2022, the Company announced that the United Kingdom’s Competition and Markets Authority (“CMA”) intended to refer the proposed Acquisition to a Phase 2 review process. On April 29, 2022, the Company announced its decision that it is discontinuing the Phase 2 review by the CMA. The SPA will automatically terminate on June 28, 2022.

A copy of the press release announcing the Company’s decision that it is discontinuing the Phase 2 review and allow the SPA to terminate on June 28, 2022 is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On December 21, 2021, the Company completed its offering of the US$600 million aggregate principal amount of 4.750% Senior Notes due 2031 (the “USD Notes”) issued by Ritchie Bros. Holdings Inc. (the “USD Issuer”), a Washington corporation and wholly-owned subsidiary of the Company, issued under the Indenture, dated as of December 21, 2021 (the “USD Indenture”), between the USD Issuer and U.S. Bank National Association, as trustee, and C$425 million aggregate principal amount of 4.950% Senior Notes due 2029 (the “CAD Notes” and, together with the USD Notes, the “Notes”) issued by Ritchie Bros. Holdings Ltd. (the “Canadian Issuer” and, together with the USD Issuer, the “Issuers”), a Canadian federal corporation and wholly-owned subsidiary of the Company, issued under the Indenture, dated as of December 21, 2021 (the “Canadian Indenture” and, together with the USD Indenture, the “Indentures”), among the Canadian Issuer and US Bank, as trustee, and TSX Trust Company, as Canadian co-trustee.

Pursuant to certain terms and conditions of the Notes and the Indentures, if the Acquisition is not consummated on or before September 30, 2022 or the SPA is terminated prior to such date, or the Purchase decides not to pursue the Acquisition, the Issuers are required to redeem all of the outstanding Notes at a redemption price equal to 100% of the original offering price of the Notes, plus accrued and unpaid interest to, but excluding, the date of such mandatory redemption. The Company issued a redemption notice with respect to each series of the Notes on April 29, 2022, and expects to complete the redemptions within 10 business days.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	News release, dated April 29, 2022 issued by Ritchie Bros. Auctioneers Incorporated
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2022	Ritchie Bros. Auctioneers Incorporated

	By:	/s/ Darren Watt
Darren Watt
General Counsel & Corporate Secretary